Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael E. Katzenstein and Glenn E. Davis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of GSI Group Inc. with respect to the fiscal year ended December 31, 2009 and any and all amendments thereto, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them and his and their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ MICHAEL E. KATZENSTEIN Michael E. Katzenstein	Director, Principal Executive Officer	October 1, 2010

/S/ GLENN E. DAVIS Glenn E. Davis	Principal Financial Officer and Principal Accounting Officer	October 1, 2010

/S/ STEPHEN W. BERSHAD Stephen W. Bershad	Chairman of the Board of Directors	October 1, 2010

/S/ EUGENE I. DAVIS Eugene I. Davis	Director	September 25, 2010

/S/ DENNIS J. FORTINO Dennis J. Fortino	Director	October 1, 2010

/S/ K. PETER HEILAND K. Peter Heiland	Director	September 25, 2010

/S/ IRA J. LAMEL Ira J. Lamel	Director	September 27, 2010

/S/ BYRON O. POND Byron O. Pond	Director	September 23, 2010